                                                                    EXHIBIT 12.1


                              COSTILLA ENERGY, INC.
                        ADJUSTED EBITDA/INTEREST EXPENSE
                                 (IN THOUSANDS)

                                                                                 YEARS ENDED DECEMBER 31,
                                                            ---------------------------------------------------------------
                                                              1997          1996          1995          1994         1993
                                                            --------      --------      --------      --------     --------
Net income (loss)                                           $(36,471)     $ (4,440)     $ (4,970)     $    163     $     73

      Interest expense                                        12,979        11,281         4,591         1,458          605
      Income taxes                                               152         1,218             3            40          (23)
      Exploration and abandonment                              6,588         2,550         1,652           793          218
      Depreciation, depletion and amortization                26,409        12,430         5,958         1,847          884
      Impairment of oil and gas properties                    28,189          --            --            --           --
      Gain from sale of substantially all the assets
        of wholly-owned subsidiary                              --            (906)         --            --           --
      Extraordinary loss resulting from early
        extinguishment of debt, net of the related
        deferred tax benefit of $129 and $1,042                  219         4,975          --            --           --
                                                            --------      --------      --------      --------     --------

ADJUSTED EBITDA                                             $ 38,065      $ 27,108      $  7,234      $  4,301     $  1,757
                                                            ========      ========      ========      ========     ========


Interest expense per consolidated financial statements      $ 12,979      $ 11,281      $  4,591      $  1,458     $    605

Less: amortization deferred charges                             (518)       (1,028)         --            --           --
                                                            --------      --------      --------      --------     --------

Interest expense - net of deferred charges amortization     $ 12,461      $ 10,253      $  4,591      $  1,458     $    605
                                                            ========      ========      ========      ========     ========


ADJUSTED EBITDA/Interest expense - net of
      deferred charges amortization                             3.1x          2.6x          1.6x          2.9x         2.9x
                                                            ========      ========      ========      ========     ========